Exhibit 12


                              SILGAN HOLDINGS INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)


The following table sets forth Silgan Holdings Inc.'s computation of its ratio of earnings to fixed charges for the periods presented:

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

                                                   Three Months Ended               Six Months Ended
                                                   ------------------               ----------------
                                                 June 30,       June 30,        June 30,        June 30,
                                                   2007           2006            2007            2006
                                                   ----           ----           ----            ----
                                                                 (Dollars in thousands)

Earnings before fixed charges:

       Income before income taxes                $41,555        $25,672          $ 87,551        $54,018

       Interest and other debt expense            16,909         14,199            33,008         25,449

       Interest portion of rental expense            406            339               795            659
                                                 -------        -------          --------        -------

       Earnings before fixed charges             $58,870        $40,210          $121,354        $80,126
                                                 =======        =======          ========        =======

Fixed charges:

       Interest and other debt expense           $16,909        $14,199          $ 33,008        $25,449

       Interest portion of rental expense            406            339               795            659

       Capitalized interest                          598            421             1,195            776
                                                 -------        -------          --------        -------

       Total fixed charges                       $17,913        $14,959          $ 34,998        $26,884
                                                 =======        =======          ========        =======

Ratio of earnings to fixed charges                  3.29           2.69              3.47           2.98



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